Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:

Toshihide Hokari

Vice President, Product Management

(609) 386-2500 x6390

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS EXTENDS LINGUISTIC TECHNOLOGY

LICENSE WITH ADOBE SYSTEMS

Adobe Renews Long Standing License for Franklin’s

Spelling and Hyphenation Technology

BURLINGTON, New Jersey – June 29, 2004 – Franklin Electronic Publishers, Inc. (AMEX:FEP), through its Proximity Technology Division that provides world class spelling correction and hyphenation, today announced that it has reached a multi-year arrangement with Adobe Systems, Inc., the preeminent provider of graphic design and publishing software worldwide. As a part of the arrangement, Franklin will provide linguistic technology in thirteen new languages. Adobe has extended its license from Franklin through 2008.

Franklin, through its Proximity Technology Division, designs and licenses linguistic software that provides spelling error detection/correction and hyphenation functionality in twenty languages, as well as thesaurus and dictionary functionality. Adobe selected Proximity Technology for its linguistic technology needs in 1988 and has used Proximity technology in its products continuously since then.

“We are excited that Adobe Systems has once again recognized the power and the value of our linguistic solutions, “said Toshihide Hokari, Vice President, Product Management. “Proximity’s portable codes are best suited for Adobe’s wide range of offerings and should continue to enhance its product line. Adobe’s dominance in the publishing market makes Proximity a perfect choice, not only with its best in class spell correction, but also with its hand-checked hyphenation, so critical to news column widths.”

The arrangement is expected to provide $2.7 million in net revenue to Franklin, which is to be recognized in its 2006 fiscal year.

About Franklin

Franklin Electronic Publishers (AMEX:FEP) is a world leader in handheld information, having sold more than 32,000,000 electronic books since 1986. Current titles available directly or through partners number more than 17,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel,

Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North America and will begin distribution of those products in Australia in 2004 and in the European Community in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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